Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Recro Pharma Inc.:

We consent to the incorporation by reference in the Registration Statements (No. 333-224870, 333-223437, 333-223436, 333-216581, 333-216579, 333-208750, 333-208749, 333-206309, and 333-194730) on Form S-8, (No. 333-218487) on Form S-3, and (No. 333-201841) on Form S-1 of Recro Pharma, Inc. of our report dated February 19, 2019, with respect to the consolidated balance sheets of Recro Pharma, Inc. and subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), which report appears in the December 31, 2018 annual report on Form 10-K of Recro Pharma, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 19, 2019